Exhibit 10.51

September 10, 1999

Mr. B. Ben Baldanza
1225 Stuart Robeson Drive
McLean, Virginia 22101

Dear Mr. Baldanza:

     This letter, when countersigned by you, will constitute an agreement between you and US Airways, Inc. ("US Airways") concerning supplemental retirement benefits to be paid to you upon your retirement from US Airways. US Airways hereby agrees with you as follows:

     1.  In consideration for your future services between the date of this letter and the time of your retirement, US Airways will pay to you a supplemental pension benefit equal to the pension benefit calculated under the benefit formula set forth in the Retirement Plan for Certain Employees of USAir, Inc. (the "Retirement Plan") assuming (i) that the Retirement Plan had not been frozen in 1991, (ii) final average earnings under the Retirement Plan in an amount based on your actual base salary plus an assumed bonus in the target amount of 60% of your base salary, (iii) no amendments to the Retirement Plan after the date hereof, and (iv) credited service under the Retirement Plan using "deemed credited service" determined at the rate of (a) one year of credited service for each actual year of credited service for the first seven years with US Airways and (b) three years of credited service in the eighth year with US Airways, up to a maximum of 10 years of credited service. You will become immediately vested in your accrued supplemental pension benefit as each full year of credited service is completed.

     2.  For purposes of calculating the supplemental pension benefit under paragraph 1 above, the following rules will apply:

     (a)  In determining the amount of the pension benefit calculated under the benefit formula set forth in the Retirement Plan it shall be assumed that the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, are not applicable.

Mr. B. Ben Baldanza
September 10, 1999

     (b)  In determining the amount of your supplemental benefit hereunder, the reduction factors, actuarial assumptions, definitions, administrative provisions and other applicable provisions of the Retirement Plan will control.

     3.  The amount of supplemental pension benefit calculated pursuant to paragraph 1 will be payable in the event of your normal retirement from US Airways at age 65. You may elect to receive early retirement benefits under this agreement at any time after termination of your employment with US Airways and upon your attainment of age 55. In the event of your early retirement from US Airways, the supplemental pension benefit calculated pursuant to paragraph 1 will be reduced for early commencement in accordance with the early retirement reduction factors set forth in the Retirement Plan.

     4.  You may elect to receive your supplemental pension benefit in any of the following payment forms:

     (a)  an annuity (single life or joint and survivor) payable from the general assets of US Airways;

     (b)  any one of the optional payment forms provided for under the terms of the Retirement Plan; or

     (c)  a single lump sum payment.

In the event that you select an option other than option (a), the cost of providing such optional payment form must be cost-neutral to US Airways to providing payment option (a) and actuarial equivalencies will be determined in accordance with the terms of the Retirement Plan, or if no such provision is included in the Retirement Plan, determined at US Airways' sole discretion.

     5.  In the event of your death prior to the payment of your supplemental pension benefit, your surviving spouse will be entitled to a benefit hereunder equal to 50 percent of the benefit which would have been payable had you retired and commenced benefits on the day before your death. In the event of your death prior to the payment of your supplemental pension benefit and you have no surviving spouse, US Airways will have no payment obligation under this agreement. In the event of your death after the commencement of benefits hereunder, a death benefit will be payable only if applicable pursuant to the payment form elected under paragraph 4.

Mr. B. Ben Baldanza
September 10, 1999

     6.  Notwithstanding anything in this agreement to the contrary, your supplemental pension benefit will immediately vest and you will be entitled to a benefit under paragraph 1 assuming 5 years of deemed credited service if you resign for "good reason" or your employment is terminated after a "change-of-control." For purposes of this paragraph the terms "good reason" and "change-of-control" shall have the definitions set forth in the employment agreement between you and US Airways dated September 10, 1999.

     7.  Your benefits hereunder shall be accrued, but unfunded and unsecured.

     8.  This letter may be amended or supplemented at the request of either party hereto to clarify its application with respect to any future pension plan which US Airways may adopt replacing or supplementing its existing plans. Any such amendment or supplement will be prepared on the basis of the intent of the parties that US Airways is seeking to provide you with supplemental pension benefits as determined in paragraph 1 above.

     If you concur in the foregoing, please indicate your agreement by signing a copy of this letter in the space provided below.

US AIRWAYS, INC.

/s/ Jennifer C. McGarey
Jennifer C. McGarey
Secretary

Agreed:

/s/ B. Ben Baldanza
B. Ben Baldanza